EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On August 8, 2014, Demand Media, Inc. (“us”, “we”, “our” or “Demand Media”) acquired Saatchi Online, Inc., a Delaware corporation (“Saatchi Online”), pursuant to an Agreement and Plan of Merger whereby Saatchi Online became a wholly owned subsidiary of Demand Media (the “Merger”).  After giving effect to working capital adjustments as of the closing date, the purchase price consisted of approximately $4.8 million in cash and 1,049,959 shares of our common stock, valued at approximately $10.3 million based on Demand Media’s stock price on the closing date of the Merger. A portion of the cash purchase price equal to $1.7 million was placed into escrow and can be applied by us towards satisfaction of post-closing indemnification obligations of the former stockholders of Saatchi Online and/or post-closing adjustments to the purchase price. Any remaining portion of the escrow amount that is not subject to then-pending claims will be paid to the former stockholders of Saatchi Online on the one-year anniversary of the closing date of the Merger.

The following unaudited pro forma condensed consolidated financial information (“pro forma financial information”) is based on our and Saatchi Online’s historical consolidated financial statements and the accompanying notes, and has been prepared to illustrate the effects of our acquisition of Saatchi Online.

On August 1, 2014, we completed the separation of Rightside Group, Ltd. (“Rightside”) from Demand Media (the “Separation”). Following the Separation, Rightside owns and operates the domain name services business that was previously part of Demand Media. The pro forma financial information includes adjustments to our historical financial results to reflect the Separation, including the distribution by us to Rightside of all the assets and liabilities that comprised our domain name services business via a tax-free dividend involving the distribution on August 1, 2014 of all outstanding shares of Rightside common stock to holders of record of our common stock as of the close of business, New York City time, on July 25, 2014 (the “Distribution”), and costs incurred in connection with the Distribution. The pro forma financial information also includes adjustments to our historical financial results to reflect the 1-for-5 reverse stock split of our common stock effected on August 1, 2014, immediately following the Distribution.

The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2014 and the year ended December 31, 2013 give effect to the Merger and Separation as if they had taken place on January 1, 2013. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 gives effect to the Merger and Separation as if they had occurred on June 30, 2014.

The pro forma financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred if the Merger and/or Separation had been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect future nonrecurring charges resulting from the Merger or costs that may be incurred related to the planned integration of Saatchi Online into Demand Media, nor does it reflect the potential realization of cost savings from operating synergies. In addition, the pro forma financial information does not reflect actions that may be undertaken by management after the Merger.

The pro forma financial information reflects our preliminary purchase price allocation for the Merger consideration. The final allocation may be different than the estimates used in this filing. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial information.

The accompanying pro forma financial information should be read in conjunction with our historical consolidated financial statements and the accompanying notes included in our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 17, 2014, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on August 11, 2014, as well as Saatchi Online’s historical consolidated financial statements and accompanying notes, which are included as Exhibit 99.1 and Exhibit 99.2 in this Current Report on Form 8-K/A.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2014

(in thousands)

	Demand Media, Inc.	Rightside Group, Ltd. (A)	Saatchi Online, Inc.	Pro Forma Adjustments	Ref.	Pro Forma Demand Media, Inc.
Assets
Current assets
Cash and cash equivalents	$131,588	$(25,000)	$987	$(4,794)	B	$102,620
				(161)	C(iii)
Accounts receivable, net	27,608	(10,533)	21	(4)	C(iii)	17,092
Prepaid expenses and other current assets	8,022	(3,331)	79	1,638	C(iii)	6,408
Deferred registrations costs	73,708	(73,708)	-	-		-
Assets held-for-sale	18,038	-	-	-		18,038
Total current assets	258,964	(112,572)	1,087	(3,321)		144,158
Deferred registrations costs, less current portion	14,037	(14,037)	-	-		-
Property plant and equipment, net	37,132	(12,788)	217	(130)	C(iii)	24,431
Intangible assets, net	76,707	(22,149)	2,257	3,268	B	60,083
Goodwill	334,882	(103,042)	-	10,397	B	242,237
Other assets	26,995	(25,053)	39	-		1,981
Total assets	$748,717	$(289,641)	$3,600	$10,214		$472,890
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,825	$(6,267)	$1,415	$(689)	C(iii)	4,284
Accrued expenses and other current liabilities	38,607	(20,133)	556	2,263	C(iii)	21,293
Deferred tax liabilities	22,431	(22,431)	-	-		-
Deferred revenue	94,572	(91,319)	408	(397)	C(iii)	3,264
Liabilities related to assets held-for-sale	616	-	-	-		616
Total current liabilities	166,051	(140,150)	2,379	1,177		29,457
Deferred revenue, less current portion	18,747	(18,428)	-	-		319
Other liabilities	10,105	9,898	-	-		20,003
Long-term debt	73,750	-	-	-		73,750
Total stockholders’ equity	480,064	(140,961)	1,221	9,037		349,361
Total liabilities and stockholders’ equity	$748,717	$(289,641)	$3,600	$10,214		$472,890

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2014

(in thousands, except per share data)

	Demand Media, Inc.	Rightside Group, Ltd. (A)	Saatchi Online, Inc.	Pro Forma Adjustments	Ref.	Pro Forma Demand Media, Inc.
Service revenue	$166,046	$(91,384)	$1,574	$-		$76,236
Product revenue	13,472	-	409	-		13,881
Total revenue	179,518	(91,384)	1,983	-		90,117
Operating expenses:
Service costs	100,406	(78,776)	1,020	-		22,650
Product costs	10,001	-	204	-		10,205
Sales and marketing	15,728	(4,964)	1,739	-		12,503
Product development	21,328	(6,871)	929	-		15,386
General and administrative	36,448	(16,981)	2,271	(11)	C(i)	21,727
Amortization of intangible assets	21,414	(3,599)	-	131	C(i)	17,946
Interest (income) expense	1,694	-	-	-		1,694
Other (income) expense, net	(1,239)	1,297	14	-		72
Gain on other assets, net	(5,747)	5,747	-	-		-
Income (loss) before income taxes	(20,515)	12,763	(4,194)	(120)		(12,066)
Income tax expense	(4,774)	(4,287)	(1)	-		(9,062)
Net income (loss)	$(25,289)	$8,476	$(4,195)	$(120)		$(21,128)

Net income (loss) per share - basic	$(1.39)					$(1.10)
Net income (loss) per share - diluted	$(1.39)					$(1.10)

Weighted average number of shares - basic	18,229			1,050	B	19,279
Weighted average number of shares - diluted	18,229			1,050	B	19,279

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2013

(in thousands, except per share data)

	Demand Media, Inc.	Rightside Group, Ltd. (A)	Saatchi Online, Inc.	Pro Forma Adjustments	Ref.	Pro Forma Demand Media, Inc.
Revenue	$394,598	$(185,187)	$2,456	$-		$211,867
Operating expenses:
Service costs	204,763	(144,213)	1,392	-		61,942
Sales and marketing	46,445	(9,841)	2,314	-		38,918
Product development	44,187	(11,496)	1,209	-		33,900
General and administrative	69,045	(19,682)	3,214	124	C(i)	56,933
Amortization of intangible assets	44,409	(7,890)	-	262	C(i)	36,781
Interest (income) expense	1,621	15	-	-		1,636
Other (income) expense, net	61	(74)	25	-		12
Gain on other assets, net	(4,232)	4,232	-	-		-
Income (loss) before income taxes	(15,933)	3,762	(5,698)	(386)		(18,255)
Income tax expense	(4,241)	824	(1)	-		(3,418)
Net income (loss)	$(20,174)	$4,586	$(5,699)	$(386)		$(21,673)

Net income (loss) per share - basic	$(1.14)					$(1.16)
Net income (loss) per share - diluted	$(1.14)					$(1.16)

Weighted average number of shares - basic	17,707			1,050	B	18,757
Weighted average number of shares - diluted	17,707			1,050	B	18,757

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note A – Rightside Group, Ltd. Adjustments

The unaudited pro forma condensed consolidated financial statements reflect the financial impact of the Separation of Rightside from Demand Media on August 1, 2014, based on preliminary estimates that may change as additional information is obtained. The Rightside adjustments include adjustments to reflect (i) the operations, assets, liabilities and equity of Rightside, excluding certain general corporate overhead expenses that were allocated to Rightside in its historical financial statements but that do not specifically relate to Rightside; (ii) the removal of non-recurring transaction costs which were directly related to the Separation, which primarily include accounting, professional and legal fees ($5.7 million and $3.8 million for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively); and (iii) income tax expense and deferred tax balances that approximate what Demand Media would look like on a standalone basis.

Note B - Purchase Price Allocation

The unaudited pro forma condensed consolidated financial statements have been prepared to illustrate the financial impact of Demand Media’s acquisition of Saatchi Online. After giving effect to working capital adjustments as of the closing date, the aggregate amount of consideration paid by Demand Media to acquire Saatchi Online was $15.1 million, which was comprised of $4.8 million of cash and 1,049,959 shares of our common stock, valued at $10.3 million, based on Demand Media’s stock price on the closing date of the Merger. A portion of the cash purchase price equal to $1.7 million was placed into escrow and can be applied by Demand Media towards satisfaction of post-closing indemnification obligations of the former stockholders of Saatchi Online and/or post-closing adjustments to the purchase price. Any remaining portion of the escrow amount that is not subject to then-pending claims will be paid to the former stockholders of Saatchi Online on the one-year anniversary of the closing date of the Merger.

The Merger has been accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total preliminary purchase price was allocated to Saatchi Online’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of August 8, 2014, the closing date of the Merger. The excess of purchase consideration over the net tangible and intangible assets is recorded as goodwill. Management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed are based on estimates and assumptions and are subject to change pending finalization of the valuations. The pro forma adjustments to reflect assets acquired and liabilities assumed at preliminary estimated fair values and the resulting goodwill are as follows (in thousands):

Assets and liabilities assumed:
Cash and cash equivalents	$826
Other assets	160
Accounts payable	(726)
Other liabilities	(1,119)
Deferred liability	(11)
Intangible assets acquired:
License agreement	312
Artist relationships	2,615
Developed technology	2,598
Goodwill created by the Merger	10,397
Total purchase price	$15,052

Based on review of Saatchi Online’s summary of significant accounting policies disclosed in its 2013 financial statements, as well as preliminary discussions with Saatchi Online’s management, the nature and amount of any adjustments to conform the two companies’ accounting policies were not significant.

Note C - Pro Forma Adjustments

The following is a summary of the pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements based on preliminary estimates, which may change as additional information is obtained:

(i) - Amortization expense

The estimated increase in amortization expense is primarily related to certain intangible assets acquired from Saatchi Online, which primarily consist of a license agreement, artist relationships and developed technology, amortized over an estimated average useful life of 5 years. Adjustments were made to our amortization of intangible assets to reflect total increased amortization expense of $0.4 million for the six months ended June 30, 2014 and $0.8 million for the year ended December 31, 2013.

(iii) - Working capital adjustment

Reflects the adjustments of net assets and liabiltites of Saatchi between June 30, 2014 and the merger date.